Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-229584

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated January 22, 2021)

PolarityTE, Inc.

Warrants to purchase up to 8,016,033 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes, and supplements certain information contained in, and should be read in conjunction with, the prospectus supplement filed with the SEC by the Company dated January 22, 2021 (the “Prospectus Supplement”), and the accompanying Base Prospectus (the Base Prospectus collectively with the Prospectus Supplement, the “Prospectus”), related to an offering of common stock purchase warrants to purchase up to 8,016,033 shares of Common Stock at an exercise price of $1.20 per share (the “Common Warrants”). This Supplement as it relates to the Common Warrants is not complete without, and may not be delivered or used except in connection with, the Prospectus.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “PTE.” On March 16, 2022, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $0.3421 per share.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-6 of the Original Prospectus Supplement, Page 4 of the Base Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Original Prospectus Supplement, the Base Prospectus, and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO COMMON WARRANTS

On March 16, 2022, in connection with a securities purchase agreement entered into by the Company with an institutional investor dated March 15, 2022, the Company filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under the Company’s registration statement on Form S-3 (Registration No. 333-229584) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, the Company offered and sold an aggregate of $5,000,000 of Preferred Stock and Common Warrants consisting of: (i) 3,000.000435 shares of Series A Convertible Preferred Stock, par value $0.001 per share; (ii) 2,000.00029 shares of Series B Convertible Preferred Stock, par value $0.001 per share; and (iii) warrants to purchase up to 16,393,445 shares of common stock (the “Registered Direct Offering”).

This Supplement is being filed to disclose the following:

In connection the Registered Direct Offering, the Company entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) with the investor in the Registered Direct Offering pursuant to which, in consideration for such investor’s purchase of $5.0 million of securities in the Registered Direct Offering (the “Purchase Commitment”), the Company agreed to reduce the exercise price of the Common Warrants to $0.35 per share effective upon the consummation of the Registered Direct Offering and confirmation by the placement agent of the Registered Direct Offering that the investor satisfied the Purchase Commitment. Pursuant to the Warrant Amendment Agreement, the Common Warrants will not be exercisable at the adjusted price during the six-months period after consummation of the Registered Direct Offering. Except for these amendments, no other changes have been made to the Series A Warrants. The Registered Direct Offering closed on March 16, 2022, at which time the investor satisfied its Purchase Commitment to the Company.

The date of this prospectus supplement is March 17, 2022